Exhibit 10.9

FORM OF REAL ESTATE MATTERS AGREEMENT dated as of [ ] between SAP SE and QUALTRICS INTERNATIONAL INC.

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SCHEDULES
SCHEDULE I:    Licensed Areas [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
SCHEDULE II:    Continuing Operating License Agreements [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
SCHEDULE III:    Guaranties [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
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REAL ESTATE MATTERS AGREEMENT
This Real Estate Matters Agreement is dated as of the [ ] day of [ ], 202[ ], among Qualtrics International Inc., a Delaware corporation (“Qualtrics”), SAP SE, a Societas Europaea registered in accordance with the corporate laws of Germany and the European Union (“SAP”). Qualtrics and SAP are sometimes referred to herein separately as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, SAP is the indirect beneficial owner of all the issued and outstanding Class B common stock of Qualtrics;
WHEREAS, SAP, through Qualtrics, is engaged in the business (the “Qualtrics Business”) of providing a technology platform for experience management, as more completely described in a Registration Statement on Form S-1 (File No. [ ]) filed with the Securities and Exchange Commission under the Securities Act (the “IPO Registration Statement”);
WHEREAS, SAP and Qualtrics currently contemplate that Qualtrics will make an initial public offering (the “IPO”) of its Class A common stock pursuant to the IPO Registration Statement; and
WHEREAS, SAP directly or indirectly provides the Qualtrics Entities with the right to use and occupy certain spaces at its facilities and, following consummation of the IPO, Qualtrics desires SAP to continue to provide such rights to use and occupation to the Qualtrics Entities, as more fully set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1Definitions.
(a)As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:
“Administrative Services Agreement” means the Administrative Services Agreement between the Parties of even date herewith.
“Agreement” means this Real Estate Matters Agreement, together with the Schedules hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Change of Control” means the occurrence of any one or more of the following events:
(i)the sale or disposition, in one or a series of related transactions, of all or substantially all of the consolidated assets of the Qualtrics Entities, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than SAP or any of its direct or indirect wholly-owned Subsidiaries;
(ii)any “person” or “group,” other than SAP or any of its direct or indirect wholly-owned Subsidiaries, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of Qualtrics, excluding as a result of any merger or consolidation that does not constitute a Change of Control pursuant to clause (c);
(iii)any merger or consolidation of Qualtrics with or into any other person, unless immediately thereafter SAP or any of its direct or indirect wholly-owned Subsidiaries beneficially owns a majority of the outstanding shares of the common stock (or equivalent voting securities) of the surviving or successor entity (or the parent entity thereof); or
(iv)SAP or any of its direct or indirect wholly-owned Subsidiaries ceases to have the ability to cause the election of that number of members of the board of directors of Qualtrics who would collectively have the right to vote a majority of the aggregate number of votes represented by all of the members of the board of directors of Qualtrics.
“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.
“Distribution Agreement” means the Distribution Agreement between the Parties of even date herewith.
“Employee Matters Agreement” means the Employee Matters Agreement between the Parties of even date herewith.
“Insurance Matters Agreement” means the Insurance Matters Agreement between the Parties of even date herewith.
“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement between the Parties of even date herewith.
“IPO Date” means the date on which the IPO is consummated.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all actions and demands, assessments, judgments and settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnitee).
“Master Transaction Agreement” means the Master Transaction Agreement between the Parties of even date herewith.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.
“Qualtrics Entities” means Qualtrics and its Subsidiaries and any entity which becomes a Subsidiary of Qualtrics after the date hereof, and “Qualtrics Entity” means any one of the Qualtrics Entities.
“Real Estate License Services” means the real estate license services provided on Schedule I.
“SAP Entities” means SAP and its Subsidiaries (other than the Qualtrics Entities) and any entity which becomes a Subsidiary of SAP after the date hereof, and “SAP Entity” means any one of the SAP Entities.
“Schedule I” means the first Schedule attached hereto, as amended from time to time, which lists certain agreed upon Real Estate License Services to be provided by SAP to or on behalf of the Qualtrics Entities and sets forth the related allocation of space by facility, pricing and certain terms for such Real Estate License Services.
“Schedule II” means the second Schedule attached hereto which lists certain operating license agreements among one or more of the SAP Entities and one or more of the Qualtrics Entities relating to specific locations where such space is currently being shared.
“Schedule III” means the third Schedule attached hereto which sets forth certain Guaranties between SAP Entities and Qualtrics Entities that are currently in effect.
“Schedules” means any one or more of the schedules referred to in and attached to this Agreement.

“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (i) beneficially owns, either directly or indirectly, more than 50% of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. For the avoidance of doubt, for purposes of this Agreement, no Qualtrics Entity shall be deemed to be a Subsidiary of any SAP Entity.
“Tax” and “Taxes” shall have the meanings set forth in the Tax Sharing Agreement.
“Tax Sharing Agreement” means the Tax Sharing Agreement between the Parties of even date herewith.
“Transaction Agreements” means this Agreement, the Distribution Agreement, the Employee Matters Agreement, the Insurance Matters Agreement, the Intellectual Property Matters Agreement, the Administrative Services Agreement, the Master Transaction Agreement and the Tax Sharing Agreement.
(b)Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Additional Real Estate License Services	Section 2.2
Force Majeure	Section 6.3(a)
Guarantee	Section 2.5
Initial Term	Section 5.1
IPO	Recitals
IPO Registration Statement	Recitals
Parties	Preamble
Party	Preamble
Qualtrics	Preamble
Qualtrics Business	Recitals
Qualtrics Indemnified Person	Section 4.2(b)
Renewal Term	Section 5.1
SAP	Preamble
SAP Indemnified Person	Section 4.2(a)
Services Taxes	Section 3.1(e)(i)
Third Party Actions	Section 4.3
Section 1.2Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.
ARTICLE II
PROVISION OF LICENSE SERVICES AND GUARANTIES
Section 2.1Provision of Real Estate License Services. Subject to the terms and conditions of this Agreement and in consideration of the costs for Real Estate License Services described below, SAP agrees to cause the SAP Entity that owns the relevant furnished office space to provide to the Qualtrics Entities, and Qualtrics agrees to purchase from the relevant SAP Entity, the Real Estate License Services, until such Real Estate License Services are terminated in accordance with the provisions hereof.
Section 2.2Additional Real Estate License Services. In addition to the Real Estate License Services to be provided or procured by SAP in accordance with Section 2.1 and set forth on Schedule I, if requested by Qualtrics, and to the extent that SAP and Qualtrics may mutually agree in writing (including by amending any of the Schedules, providing a statement of work or any other written (including by email) evidence of a request for additional services and an acceptance of such request), SAP shall provide additional license services to Qualtrics (“Additional Real Estate License Services”). The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by SAP and Qualtrics prior to the provision of such Additional Real Estate License Services. Qualtrics agrees to cause the relevant Qualtrics Entity to pay all amounts payable in respect of Additional Real Estate License Services to the SAP Entity that provided or procured the Additional Real Estate License Services.
Section 2.3Continuing Real Estate License Services. The Parties hereby agree that the real estate license agreements set forth on Schedule II shall remain in effect and continue following the consummation of the IPO in accordance with their terms, which terms shall govern in the event of any conflict with the terms of this Agreement.
Section 2.4Modifications. SAP may make changes from time to time in its standards and procedures for providing the Real Estate License Services; provided, however, that any such change shall also apply to SAP’s own facilities as well. If any such changes apply to Qualtrics Entities only, SAP will provide Qualtrics with 60 days’ prior written notice.
Section 2.5Guaranties. SAP and Qualtrics shall each use their reasonable efforts (to the extent practicable) to cause each SAP Entity to be removed and released in respect of all obligations under each guarantee, indemnity, surety bond, letter of credit and letter of comfort given or obtained by any SAP Entity for the benefit of any Qualtrics Entity or the Qualtrics business with respect to real estate (each, a “Guarantee”), including the Guarantee set forth on Schedule III, as soon as reasonably practicable after the IPO Date. From and after the IPO Date, Qualtrics shall indemnify, hold harmless and promptly reimburse the SAP Entities for any payments made by SAP Entities and for any and all Liabilities of the SAP Entities arising out of, or in performing, in whole or in part, any obligation in accordance with the underlying obligation under any Guarantee. Beginning on the date on which the SAP Entities hold shares of

Qualtrics common stock representing less than a majority of the votes entitled to be cast by all holders of Qualtrics common stock, if SAP continues to be a party to any Guarantee, until such time as the Guarantee is terminated, Qualtrics shall compensate SAP in accordance with the market rate based on the cost for a bank to issue a substitute guarantee, as determined by the Parties in good faith. Notwithstanding the foregoing, (a) in the event of a Change of Control that requires SAP’s approval pursuant to Article VI of Qualtrics’ Amended and Restated Certificate of Incorporation or Section 3.2 of the Master Transaction Agreement such that, in single transaction or series of transactions, a third party acquires Qualtrics common stock representing a majority of the votes entitled to be cast by all holders of Qualtrics common stock, it shall be a condition to the closing of such transaction(s) that any Guarantee remaining in effect at that time shall be terminated effective on or prior to the closing of such transaction(s) and in connection therewith, SAP and Qualtrics shall each use their reasonable efforts (to the extent practicable) to cause each SAP Entity to be removed and released in respect of all obligations under any such Guarantee(s) and (b) in the event of a Change of Control that does not require SAP’s approval pursuant to Article VI of Qualtrics’ Amended and Restated Certificate of Incorporation or Section 3.2 of the Master Transaction Agreement such that, in single transaction or series of transactions, a third party acquires Qualtrics common stock representing a majority of the votes entitled to be cast by all holders of Qualtrics common stock, it shall be a condition to the closing of such transaction(s) that any Guarantee remaining in effect at that time shall be terminated effective on or prior to the closing of such transaction(s).
ARTICLE III
LICENSE SERVICE COSTS; OTHER CHARGES
Section 3.1License Service Costs.
(a)Each License Service (other than Additional Real Estate License Services) will be provided at the price indicated on Schedule I.
(b)No later than 60 days prior to the end of the Initial Term or any Renewal Term, the Parties shall commence discussions to determine the appropriate Real Estate License Services to be provided pursuant to Schedule I in the subsequent Renewal Term based on a good faith review of the Real Estate License Services and the Qualtrics Entities’ future real estate requirements. The Parties shall use their reasonable best efforts to execute and deliver an amended Schedule I for the subsequent Renewal Term prior to the expiration of the then-current term set forth on Schedule I.
(c)Any Additional Real Estate License Services provided by SAP shall be provided at the costs set forth in Section 3.1 of the Administrative Services Agreement, unless otherwise agreed.
(d)In addition to the amounts payable pursuant to Section 3.1(a), in the event that SAP incurs pre-approved, reasonable and documented out-of-pocket expenses in connection with the provision of any License Service, including license fees and payments, reasonable travel costs and expenses, shipping and transportation costs, duties, non-recoverable taxes and other fees or expenses, but excluding payments made to employees of SAP pursuant to Section 3.1(a)

or Section 3.1(b) and payments to third party professional service providers or subcontractors (such included expenses, collectively, “Out-of-Pocket Costs”), Qualtrics shall reimburse SAP or the relevant SAP Entity, as the case may be, for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 3.2, without any markup.
(e)Taxes.
(i)All applicable sales, use, value added, GST, transfer, receipts, customs duties, consumption or other similar Taxes (and any other Taxes other than income Taxes and corporation Taxes), together with any interest, penalties or amounts imposed with respect thereto (collectively, “Service Taxes”) in connection with the Real Estate License Services or Additional Real Estate License Services shall be borne by the relevant Qualtrics Entity.
(ii)Income Taxes in connection with payments under this Agreement will be borne by the relevant SAP Entity. If a Qualtrics Entity is required to withhold any Taxes (other than Service Taxes) from payment any under this Agreement, the Qualtrics Entity shall be entitled to withhold or deduct such Taxes from the gross amount to be paid. However, the Qualtrics Entity shall cooperate with the SAP Entity to reduce any such withholding Tax payable pursuant to applicable law or an income tax treaty. The Qualtrics Entity will in the case of any withholding Tax (including withholding Taxes described under Section 3.01(e)(i)) provide to the SAP Entity a receipt from the relevant tax authority to which such withholding Tax has been paid.
(iii)SAP shall cooperate with Qualtrics and take any reasonably requested action which does not cause SAP to incur any cost or inconvenience (other than de minimis costs or inconveniences) in order to minimize any Services Taxes imposed on the provision of the Real Estate License Services or Additional Real Estate License Services including providing sales and use (or value added) tax exemption certificates or other documentation necessary to support tax exemptions. Each Party agrees to provide each other Party such information and data as reasonably requested from time to time, and to fully cooperate with each other Party, in connection with (A) the reporting of any Services Taxes payable pursuant to this Agreement, (B) any audit relating to any Services Taxes payable pursuant to this Agreement or (C) any assessment, refund, claim or proceeding relating to any such Services Taxes.
Section 3.2Payment.
(a)Unless otherwise set forth on a Schedule (or otherwise mutually agreed to by the Parties in writing), charges for Real Estate License Services shall be invoiced quarterly in arrears by SAP (or the relevant SAP Entity that provided or procuring the Real Estate License Services) within five business days prior to the end of a quarter. The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Real Estate License Services rendered, (ii) the aggregate amount charged for each applicable location, and (iii) such additional information as Qualtrics may reasonably request at least ten business days prior to the end of a quarter. Each invoice shall be directed to the Facilities Manager of Qualtrics or such other individual designated in writing from time to time by such Facilities Manager. Unless otherwise agreed in writing between the Parties, all payments made pursuant an invoice shall be made in the local or functional currency of the SAP Entity indicated on the invoice. The Parties shall provide documentation supporting any amounts invoiced pursuant to this Section 3.2 as the Party receiving the invoice may from time to time reasonably request.
(b)Each invoice shall be payable within 60 days after receipt; provided, however, that if Qualtrics, in good faith, disputes any invoiced charge, payment of such charge may be made only after mutual resolution of such dispute. Qualtrics agrees to notify SAP promptly, and in no event later than 30 days following receipt of an invoice, of any disputed charge, listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.2(a). The Parties shall seek to resolve all such disputes expeditiously and in good faith.
(c)During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Real Estate License Services provided hereunder. Each Party shall provide documentation supporting any amounts invoiced pursuant to this Section 3.2 as the other Party may from time to time reasonably request. Each Party shall have the right to review such books, records and accounts of the other Party at any time upon reasonable notice, and the Party requesting such review agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party’s normal business operations.
(d)Each Party hereby acknowledges and agrees that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to another Party, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.
ARTICLE IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION
Section 4.1General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the nature and quality applicable to the provision of the Real Estate License Services hereunder shall be substantially the same as or consistent with those which similar SAP Entities exercise or employ in providing similar services within or to any SAP Entity.
Section 4.2Limitation of Liability.
(a)Except as provided in Section 4.3, Qualtrics agrees that none of the SAP Entities and their respective directors, officers, agents, and employees (each, of the SAP Entities and their respective directors, officers, agents, and employees, an “SAP Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Qualtrics Entity or any other Person under the control of such Qualtrics Entity for or in connection with the Real Estate License Services rendered or to be rendered by any SAP

Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any SAP Indemnified Person’s actions or inactions in connection with any Real Estate License Services or such transactions, except for damages which have resulted from such SAP Indemnified Person’s breach, gross negligence, bad faith or willful misconduct in connection with the foregoing.
(b)Except as provided in Section 4.3, SAP agrees that none of the Qualtrics Entities and their respective directors, officers, agents, and employees (each, of the Qualtrics Entities and their respective directors, officers, agents, and employees, a “Qualtrics Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any SAP Entity or any other Person under the control of such SAP Entity for or in connection with the transactions contemplated hereby or any Qualtrics Indemnified Person’s actions or inactions in connection with such transactions, except for damages which have resulted from such Qualtrics Indemnified Person’s breach, gross negligence, bad faith or willful misconduct in connection with the foregoing.
(c)Notwithstanding the provisions of this Section 4.2, no Party shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to, resulting from or arising in connection with any of the Real Estate License Services or the performance of or failure to perform such Party’s obligations under this Agreement. This disclaimer applies without limitation: (i) to claims arising from the provision of the Real Estate License Services or any failure or delay in connection therewith; (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iv) regardless of whether such damages are foreseeable or whether such Party has been advised of the possibility of such damages.
(d)None of the SAP Entities shall have any liability to any Qualtrics Entity or any other Person for failure to perform SAP’s obligations under this Agreement or otherwise, where such failure to perform similarly affects the SAP Entities receiving the same or similar services and does not have a disproportionately adverse effect on the Qualtrics Entities, taken as a whole.
(e)In addition to the foregoing, each Party agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to such Party and its Subsidiaries, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with such Party’s obligations under this Agreement.
Section 4.3Indemnification.
(a)Qualtrics agrees to indemnify and hold harmless each SAP Indemnified Person from and against any Losses arising out of or related to any claim, action or proceeding brought by a third party (collectively, “Third Party Actions”) arising out of or in connection with Real Estate License Services rendered or to be rendered by any SAP Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any SAP Indemnified

Person’s actions or inactions in connection with any such Real Estate License Services or transactions; provided, however, that Qualtrics shall not be responsible for any damages incurred by any SAP Indemnified Person that have resulted from any SAP Entity’s, or any such SAP Indemnified Person’s, breach of this Agreement or gross negligence or willful misconduct in connection with the Real Estate License Services.
(b)SAP agrees to indemnify and hold harmless each Qualtrics Indemnified Person from and against any Losses arising out of or related to any Third Party Action arising out of or in connection with any SAP Entity’s, or any such SAP Indemnified Person’s, breach of this Agreement or gross negligence or willful misconduct in connection with the Real Estate License Services .
(c)The provisions of Section 4.5 (Reductions for Insurance Proceeds and other Recoveries) and Section 4.6 (Procedures for Defense, Settlement and Indemnification of the Third Party Claims) of the Master Transaction Agreement are hereby incorporated by reference, mutatis mutandis, and shall apply to Third Party Actions. If the Master Transaction Agreement terminates or expires, the provisions of Section 4.5 (Reductions for Insurance Proceeds and other Recoveries) and Section 4.6 (Procedures for Defense, Settlement and Indemnification of the Third Party Claims) of the Master Transaction Agreement shall nevertheless continue to be effective under this Agreement and will remain in effect for the term of this Agreement.
(d)Qualtrics and SAP shall each reimburse the other for any and all Losses of SAP Indemnified Persons or Qualtrics Indemnified Persons, as applicable, arising out of or in connection with such Party’s breach of this Agreement or gross negligence or willful misconduct in connection with the Real Estate License Services, to the extent such Losses are not indemnifiable pursuant to Sections 4.3(a) or 4.3(b) above.
ARTICLE V
TERM AND TERMINATION
Section 5.1Term. Except as otherwise provided in this ARTICLE V or as otherwise agreed in writing by the Parties (including as provided in any Schedule), (a) this Agreement shall have an initial term from the IPO Date through the third anniversary of the IPO Date (the “Initial Term”), and will be renewed automatically thereafter for successive one year terms (each, a “Renewal Term”) unless either Party elects not to renew this Agreement by notice in writing to the other Party not less than 150 days prior to the end of the Initial Term or any Renewal Term (unless otherwise set forth in a Schedule with respect to any particular License Service), and (b) with respect to any License Service, the obligation of a Party to provide or to procure, and the obligation of the other Party to purchase, such License Service shall cease as of the applicable date set forth in Schedule I or Schedule II or the applicable date set forth in any agreement between the Parties pursuant to which Additional Real Estate License Services are provided (in each case as such dates may be extended with the consent of the Party providing or procuring a License Service and the Party receiving a License Service) or such earlier date determined in accordance with Section 5.2.

Section 5.2Termination.
(a)The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Real Estate License Services, in whole or in part.
(b)Except as otherwise provided in any Schedule, (i) Qualtrics may terminate any License Service at any time upon at least 120 days prior written notice of such termination to SAP, effective as of such 120th day and (ii) SAP may terminate any License Service at any time upon at least 120 days prior written notice of such termination to Qualtrics, effective as of such 120th day.
(c)Except as provided in any agreement between the Parties pursuant to which Additional Real Estate License Services are provided, either Party may terminate any Additional License Service that is not reflected on an amendment to the Schedules at any time.
(d)A Party may terminate a License Service provided by such Party upon written notice in the event of the receiving Party’s material breach of this Agreement, which breach remains uncured 30 days after the breaching Party’s receipt of written notice thereof.
(e)This Agreement (including all Real Estate License Services) shall terminate automatically 60 days following a Change of Control; provided, however, that if any anticipated Change of Control has not been publicly announced 90 days in advance, SAP shall use reasonable efforts to provide prior written notice of such Change of Control and shall provide at least 60 days’ prior written notice.
Section 5.3Effect of Termination.
(a)Other than as required by law, upon the effective date of the expiration or termination of any License Service pursuant to Section 5.1 or Section 5.2, or upon termination of this Agreement in accordance with its terms (any such date, the “Termination Date”), the Parties shall have no further obligation to provide the terminated License Service (or any License Service, in the case of termination of this Agreement) and shall have no obligation to pay any fees relating to such terminated Real Estate License Services or to make any other payments hereunder; provided, however, that notwithstanding such termination, (i) each Party shall remain liable for fees owed and payable in respect of Real Estate License Services provided to it prior to the effective date of the termination; (ii) the Contracts set forth on Schedule II shall not terminate but shall remain in effect in accordance with their terms; and (iii) the provisions of Section 2.5 and ARTICLES IV, V, and VI shall survive any such termination indefinitely.
(b)Following termination of this Agreement with respect to any License Service, the Parties agree to cooperate with each other in providing for an orderly transition of such License Service to the receiving Party or to a successor service provider as designated by the receiving Party.

ARTICLE VI
MISCELLANEOUS
Section 6.1Ownership. This Agreement and the provision of the Real Estate License Services hereunder will not affect the ownership of any assets or responsibility for any liabilities. No Party will gain, by virtue of this Agreement or the Real Estate License Services provided hereunder, by implication or otherwise, any rights of ownership of any property or intellectual property rights owned by any other Party or their respective Subsidiaries.
Section 6.2No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture by and among the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of any other Party for any purpose whatsoever, and no Party shall have authority or power to bind any other Party or to contract in the name of, or create a liability against, any other Party in any way or for any purpose.
Section 6.3Force Majeure.
(a)For purposes of this Section 6.3, “Force Majeure” means an event beyond the control of any Party, which prevents a Party from performing any obligation under this Agreement (other than the payment of money), and includes acts of God, storms, floods, riots, fires, natural disasters, labor disputes or stoppages, government acts or orders, epidemics, pandemics, outbreaks of communicable disease, quarantines, acts of terrorism, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.
(b)Continued performance of a License Service may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of a License Service due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended License Service.
(c)No Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.
Section 6.4Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.
Section 6.5Information.. Subject to applicable law and privileges, each Party covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that is reasonably required by the other Party to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.
Section 6.6Notices. Notices, offers, requests or other communications required or permitted to be given by any Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

(a)	If to SAP, to:

SAP SE
Dietmar-Hopp-Allee 16
Germany – 69190
Attention: Matthias Grimm
E-mail:

(b)	If to Qualtrics, to:

Qualtrics International Inc.
333 W River Park Dr
Provo, UT 84604
Attention: Legal Department
E-mail:
or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice shall be sent by hand delivery, internationally recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested and, in any event, shall be concurrently sent by e-mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted electronically; one working day after it is sent, if sent by internationally recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
Section 6.7Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all disputes, controversies or claims arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).
Section 6.8Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION IN CONNECTION WITH

THIS AGREEMENT OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
Section 6.9Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.9.
Section 6.10Amendment. This Agreement may be amended only by an instrument in writing signed by or on behalf of each of the Parties.
Section 6.11Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 6.12Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, that either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.
Section 6.13Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 6.14Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 6.15Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
Section 6.16Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.
Section 6.17Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any employee or creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party.
Section 6.18Master Transaction Agreement. In the event there is any inconsistency between the provisions of this Agreement and the provisions of the Master Transaction Agreement, the provisions of this Agreement shall govern.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

SAP SE

By:
Name:
Title:

By:
Name:
Title:

QUALTRICS INTERNATIONAL INC.

By:
Name:
Title: